CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated June 24, 2008, accompanying the financial statements of New York Insured Municipals Income Trust, Series 194 (included in Van Kampen Unit Trusts, Municipal Series 635) as of February 29, 2008, and for the period from March 8, 2007 (date of deposit) through February 29, 2008 then ended and the financial highlights for the period from March 8, 2007 (date of deposit) through February 29, 2008, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-139844) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                  GRANT THORNTON LLP

New York, New York
June 24, 2008